Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom llp

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April 14, 2026

Lucid Group, Inc.

7373 Gateway Boulevard

Newark, California 94560

Re:	Lucid Group, Inc. Offering of Common Stock

Ladies and Gentlemen:

We have acted as special United States counsel to Lucid Group, Inc., a Delaware corporation (the “Company”), in connection with the public offering by the Company of 36,057,692 shares of common stock, par value $0.0001 per share (“Common Stock”, and such shares of Common Stock, the “Shares”), of the Company.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”).

Lucid Group, Inc.

April 14, 2026

In rendering the opinion stated herein, we have examined and relied upon the following:

(a)            the registration statement on Form S-3ASR (File No. 333-295033) of the Company relating to Common Stock of the Company filed on April 14, 2026 with the Securities and Exchange Commission (the “Commission”) under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations being hereinafter referred to as the “Registration Statement”);

(b)            the prospectus, dated April 14, 2026 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;

(c)            the prospectus supplement, dated April 14, 2026 (together with the Base Prospectus, the “Prospectus”), relating to the offering of the Shares, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(d)            an executed copy of the Underwriting Agreement (the “Underwriting Agreement”), dated April 14, 2026, between the Company and BofA Securities, Inc. (the “Underwriter”), relating to the sale by the Company to the Underwriter of the Shares;

(e)            an executed copy of a certificate of Brian K. Tomkiel, General Counsel and Corporate Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(f)            a copy of the Company’s Third Amended and Restated Certificate of Incorporation certified by the Secretary of State of the State of Delaware as of April 13, 2026, and certified pursuant to the Secretary’s Certificate as being in effect on each of the respective dates of the resolutions referred to below and as of the date hereof (the “Certificate of Incorporation”);

(g)            a copy of the Company’s Second Amended and Restated Bylaws, as amended and certified pursuant to the Secretary’s Certificate as being in effect on each of the respective dates of the resolutions referred to below and as of the date hereof (the “Bylaws”); and

(h)            a copy of certain resolutions of the Board of Directors of the Company, adopted on April 9, 2026 and certain resolutions of the Special Pricing Subcommittee thereof, adopted on April 13, 2026, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

Lucid Group, Inc.

April 14, 2026

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate and the Certificate of Incorporation and the factual representations and warranties set forth in the Underwriting Agreement.

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

As used herein, “Organizational Documents” means the Certificate of Incorporation and the Bylaws.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and when issued and sold in accordance with the Underwriting Agreement, will be validly issued, fully paid and nonassessable, provided that the consideration therefor is not less than $0.0001 per Share.

In addition, in rendering the foregoing opinion we have assumed that:

(a)            the Company’s issuance of the Shares does not and will not (i) except to the extent expressly stated in the opinion contained herein, violate any statute to which the Company or such issuance is subject, or (ii) constitute a violation of, or a breach under, or require the consent or approval of any other person under, any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Organizational Documents or those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement or the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, although we have assumed compliance with any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company contained in such agreements or instruments); and

(b)            the Company’s authorized capital stock is as set forth in the Certificate of Incorporation, and we have relied solely on the certified copy thereof issued by the Secretary of State of the State of Delaware and have not made any other inquiries or investigations.

This opinion letter shall be interpreted in accordance with customary practice of United States lawyers who regularly give opinions in transactions of this type.

Lucid Group, Inc.

April 14, 2026

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Preliminary Prospectus and the Prospectus. We also hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion letter is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

BDP